EXHIBIT 10.1

Loan with (initial) fixed debit interest rate for legal persons or for commercial or self-employed purposes already being carried out	Sparkasse Pforzheim Calw Poststraße 3 75172 Pforzheim Sales tax current no.: DE 144189922	
	Account number	File number
	6066299099	0254001

Company
Cemtrex GmbH, Bleibtreustr. 24, 10707 Berlin
future address: Am Wolfsbaum 1, 75245 Neulingen

- hereinafter referred to as the borrower - is granted by the Sparkasse (Savings Bank) under the following terms a [1] Redeemable loan

[1] *Indication of the loan type.*
In the nominal amount in EUR 4,000,000.00

[2] Financing of the property Am Wolfsbaum 1

[2] *Indication of the purpose of use may be omitted for legal entities.*

Credit account: 8913889 / BIC 66650085
Debit account: 8913889 / BIC 66650085

1 Loan costs, repayment

1.1 Interest calculation

The loan is to be chargeable with interest rate 3.000% annually. This interest rate will be unchangeable until 10/30/2018.
At the earliest six weeks, at the latest two weeks before the expiration of the fixed interest period, each party may demand the renegotiation of the conditions for the loan granting (interest rate, discount etc.)
If until the expiration of the fixed interest period no new loan terms have been agreed upon, the loan shall be continued under variable conditions. In this case, the interest rate fixed by the Sparkasse for loans of this type applies. The Sparkasse shall notify the borrower of the initial interest rate and the method of a further interest rate adjustment in writing.

1.2 Discount, loan commission For the fixed-interest period, the Sparkasse collects a __% discount and a one-time __% loan commission of the loan amount. Both amounts shall be settled by the savings bank at the first payment.
In the event of the early loan repayment, the loan commission shall not be reimbursed - even not partially.

1.3 Other expenses

The borrower shall bear the costs for the constitution of security. The reimbursement of expenses by the Sparkasse follows the statutory provisions.

1.4 Period of commitment, non-acceptance

The borrower is obliged to create the disbursement conditions and to accept the loan. As from 2/1/2014, the Sparkasse is entitled to charge 3.000% interest per annum on the unused loan amount. Should the payment not be finally made for any reason, which the Sparkasse is not responsible for, all contractual and legal rights shall be reserved. Also in this case, the loan commission shall be collected. This also applies if the Sparkasse makes use of its rights according to no. 8.4.

1.5 Repayment and dates of payment

All due amounts are charged to the above-mentioned debit account. For the first time, interest shall be payable on the payment date following the first payment, **redemption amounts** for the first time on 11/30/2014*a.)
Redeemable loan: 4.50% redemption per annum of the nominal amount of the loan plus the interest saved by the repayment. Currently, the annuity payment (**interest and redemption**) is EUR 300,000.00. It is payable in installments of EUR 25,000.00 on the 30th on a monthly basis. Until the start of repayment, interest shall be payable on these dates only. In the event of a change of the interest rate (no. 1.1), the Sparkasse may also adjust the annuity payment.
Installment loan: Annual **redemption** EUR________; in instalments in EUR __________________ respectively on_________; The interest rates are payable in instalments respectively on _________________.
Fixed-rate loan: The loan is to be **repaid** on ________. The **interest rates** are divided to pay in instalments respectively on __________.

1.6 **If the borrower does not pay in due course**, the Sparkasse can charge its damage caused by delay without prejudice to further claims.

1132759/2

KREE

193 797.000 D1 (Version Nov. 2012)-v1.9

1.7 If the turnover tax is not charged, this is a tax exempt financial service. Provided that the borrower does not object in writing within 4 weeks after the date of the turnover tax booking upon submitting its legitimate interests (in particular, no right to deduct the input tax), the Sparkasse will continue to charge the credit costs in addition to turnover tax at the statutory rate. The borrower would also have the right to object if its right to deduct input tax was changed at a later date.

2 Special arrangements
*a) The redemption can start already in the partial drawdown phase.

for further special arrangements see Appendix

3 Collaterals
The loan can only be claimed if all prerequisites are met that the agreed collaterals are available to the Sparkasse and the Sparkasse issued a confirmation of this. The Sparkasse shall constitute/assign the following collaterals in separate agreements governing the details:

- Global assignment A-Z
- Assignment of the warehouse as collateral
- Mortgages for a total of EUR 6,729,358.89 at the expense of the property "Am Wolfsbaum 1 in 75245 Neulingen"
- Assignment of equipment and facility stored in specific places
- according to separate collateral agreements -

The liability for any existing or future other collaterals within the scope of the respective agreed collateral purpose shall remain unaffected. Due to the special disbursement conditions for a possible construction mortgage, see no. 4.

4 Special disbursement conditions for construction mortgage
☐ The disbursement of the loan is made in installments depending on the construction progress.
☒ The disbursement is made at the purchase price outstanding.

5 Disposition of the drawdown entitlement
The loan drawdown entitlement can be assigned or pledged only with the consent of the Sparkasse.

6 Several borrowers/Retransfer of collateral
In the case of several borrowers, each person is entitled to receive the loan for himself. Several borrowers are jointly and severally liable, including the account overdrafts resulting from the installment liability on a borrower's checking account.
If the Sparkasse is satisfied with a borrower, it does not examine whether he is entitled to any collateral which it no longer requires. Fundamentally, such collaterals shall be returned to the collateral provider, unless the providing borrower proves that he has consent of the collateral provider to withdraw.

7 Fulfillment
All payments are to be made free of charge to the Sparkasse.

8 Termination/Immediate maturity

8.1 Ordinary termination
The loan may be completely or partially terminated within one month at the end of the first or subsequent fixed interest rate agreement according to
no. 1.1. If the loan is continued after expiry of the first or subsequent fixed interest rate agreement with variable interest rate; it may be completely or partially terminated at any time with a term of three months towards the other party.
The termination shall be made in writing. A termination by the borrower should not be counted if he didn't pay the amount due within two weeks after the entry into force of the termination.

1132759/2

193 797.000 D1 (Version Nov. 2012)-v1.9

8.2 Extraordinary termination
The possibility of extraordinary termination for the Sparkasse and the borrower is governed by no. 26 para. 2 of the General Terms and Conditions. In addition, the borrower may terminate a loan, for which a fixed-rate agreement according to no. 1.1 was concluded and which was secured by the mortgage on the property or ship, after the expiry of six months of the full receipt in compliance with a three months' notice period, if his legitimate interests demand it. This is the case, in particular, if he has a need for a different use of the collateral as a loan security (e.g. the disposition of the landed property, the further lending the landed property.) In this case, the borrower has to compensate the damage accrued to the Sparkasse due to the early termination (prepayment compensation.)

8.3 Immediate due date
Without prejudice to its termination right without notice due to other important reasons (no. 8.2), the Sparkasse may declare the principal due and repayable immediately:
- if the collateral provider violates special obligations imposed on him by the separate collateral agreements or land charge certificates;
- if the borrower violates reporting and disclosure obligations imposed on him by no. 9;
- if the borrower is in arrears to pay in due course for more than 14 days and does not pay after a further grace period of 14 days;
- if the foreclosure sale or the forced administration of the encumbered pledged property or parts thereof is initiated; the case of foreclosure sale for the dispute settlement between co-owners/co-builders shall be excluded;
- if appurtenances, tenancy or lease fees are pledged or if the same is dispensed without the consent of the Sparkasse, unless the disposition of the appurtenances is carried out within the limits of a proper management;
- if the pledged property is completely or partially sold or otherwise dispensed without the consent of the Sparkasse, or if the property owners file their escheat claim for a building lease;
- if the legality or the rank of the land charge is disputed or the agreed rank is not obtained within two months.

8. The Sparkasse is entitled to refuse the loan disbursement or to declare already paid amounts due and payable immediately if:
- the information contained in the loan documentation proves to be inaccurate or there are essential changes in the personal and economic circumstances of the borrower or the collateral provider, in particular, if the overall financing of the construction project is no longer secured or the completion appears to be at risk due to other reasons;
- the claim for the loan disbursement is pledged.

If there is more than one borrower or collateral provider, the foregoing provisions of no. 8.1 to 8.4 shall also apply where the conditions for termination and clawback of the loan apply to only one borrower or collateral provider.

9. Reporting and disclosure obligations
At any time of the entire loan term, or at least once a year, the borrower shall provide the Sparkasse or an institution commissioned by the Sparkasse with an insight into the current economic situation, including submission of appropriate documentation (e.g. balance sheets/annual accounts, income tax returns and declarations, financial statements etc.), any desired information and organize visits to its facilities. The Sparkasse is also obliged to disclose the economic situation of the borrower due to legal and prudential requirements. **The Sparkasse may request the necessary documents directly from the borrower's advisors in accounting and tax matters after consulting the borrower.** In the event that the aforementioned documents are stored on data carriers, the borrower is obliged to make them readable in a reasonable period of time.
The Sparkasse is entitled to consult the public registers, the land register, and the land acts at all times, and to request simple or certified borrower's copies and excerpts as well as information from insurance companies, authorities, and other bodies, in particular, credit institutions, which it considers necessary to assess the loan conditions.

10 Assignment, transfer of the credit risk to third parties, information disclosure

10.1 The Sparkasse may transfer the loan receivables and/or the economic risk of lending to third parties for the purposes of refinancing, equity relief, or risk diversification completely or partially. This can be done, for example, through the disposal of the loan receivables - including any collateral - through credit derivatives or through loan sub-participation.
For this purpose, the Sparkasse may disclose the required information (e.g. loan amount, due date, interest rate, name, and address) to the third party as well as to those persons, who shall be involved in the examination of the latent value or the clearing of the transfer due to technical, organizational or legal reasons (e.g. rating agencies, auditors, tax consultants, lawyers, or notaries.) **To this respect, the borrower shall exempt the Sparkasse from the banking secrecy.**

10.2 A third party may be a member of the European system of central banks, a credit institution, financial services institution, financial enterprise, insurance undertaking, pension scheme, pension fund, investment trust, or institutional investor.

10.3 The Sparkasse shall oblige the third party and the other persons referred to in no. 10.1 to be confidential before to disclose them information, unless such an obligation already exist on the basis of legal or professional/standard regulations. The obligation to maintain confidentiality is to maintain secrecy about all customer-related data and evaluations and use the information only to the extent necessary to implement the specified measures. The Sparkasse shall also oblige the third party to make a corresponding confidentiality agreement prior the rights transfer from the contract and information disclosure to other recipients.

1132759/2
193 797.000 D1 (Version Nov. 2012)-v1.9

11 Objection to advertising

The borrower may object at any time to the use of his data for advertising purposes.

12 Court of jurisdiction

If the court of jurisdiction is not determined by the encumbered property and the competence of the general jurisdiction of the Sparkasse is not already provided by § 29 of the Decree of Civil Procedure, the Sparkasse may pursue its claims at its general court of jurisdiction if the contractual partner - merchant or legal person to be pursued in litigation within the meaning of no. 6 of the GTC or at the time of the agreement conclusion does not have a general court of jurisdiction in Germany, or relocates later his place of residence or habitual residence from the Federal Republic of Germany or his domicile or usual place of abode is not known at the time the suit is filed.

13 Legal obligation to cooperate

The borrower commits to notify immediately of any changes occurred in the course of the business relationship in the information provided to the Sparkasse (§ 4 para. 6 of the MLA.)

14 Details of the economic beneficiary (§ 3 para. 1 no. 3 of the MLA)

The borrower is acting in his own economic interests and not on the initiative of a third party (in particular of a trustor):

☒ Yes. ☐ No.

Economic beneficiary: The borrower is acting in his own economic interests and on the initiative of the following person/s: (First and family names, address)

____

15 General Terms and Conditions

The Sparkasse states explicitly that its General Terms and Conditions (GTC) are an integral part of the agreement. The GTC are on display in the counter halls of the Sparkasse and are available upon request.[3]

3 Each contractual partner of the Sparkasse shall receive a copy of the GTC, insofar as no business relationship exists and the contract is concluded outside of the Sparkasse.

Place, date	Place, date Pforzheim, 10/7/2013
Signature/s of the borrower/s	Signature/s of the Sparkasse
Cemtrex GmbH	Sparkasse Pforzheim Calw

1132759/2

The contract and the multiple copies must be signed by all borrowers on page 1! Each borrower receives a copy of the loan agreement.

Legitimation verification to § 154 para. 2 of the Tax Code/Identification according to the MLA:

Name, date of birth, place of birth, nationality
Type of legitimation (identity card, ID number, issued by)

Cemtrex GmbH, 8/22/2013, German / HRB, 152284 B, AG Charlottenburg

Information verified and for the accuracy of the signatures: on: 07.10.2013

193 797.000 D1 (Version Nov. 2012)-v1.9

Sparkasse Pforzheim Calw
Poststraße 3
75172 Pforzheim

Attachment to the loan
with initial fixed rate by 10/7/2013
Account no. 6066299099

to item 2 - Specific agreements

Covenants:

The new company and equity providers (direct parent company and top shareholder, Mr. Aron Govil) provide a statement to maintain the new company with the equity capital of EUR 2 million. In the case of the credit expansion/increase of equity capital after 6 months, this statement shall be increased to EUR 2.5 million.

Distributions - including the interest on the equity capital - are only made if the liquidity permits to do it and the agreements on equity capital are not negatively affected.
Receivables of the shareholders to the company, even insofar as these consist of undistributed interests, are reduced in rank.

An increase in our financing for additional investment requirements or for other reasons beyond the above financing commitment is possible at the earliest after the expiry of 12 months and the presentation of the first certified annual financial statements of the new company, provided the business development justifies this and our institutions agree.

For loan collateralization, we want to secure the outstanding debts by a loan insurance - preferably Coface

The loan drawdown shall only be made after depositing the own funds in the amount over EUR 2,000,000.00

Code to (193797000)
1132759/2